Exhibit 10.10

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, by and between Ballistic Recovery Systems, Inc., a Minnesota corporation (the “Company”), and Larry E. Williams (the “Executive”) is entered into on this 4th day of January, 2007 (the “Effective Date”).

INTRODUCTION

A.    Executive and the Company entered into an Employment Agreement effective May 6, 2005 (the “2005 Employment Agreement”).

B.    The Company and Executive desire to terminate the 2005 Employment Agreement and the Company desires to employ Executive in accordance with the terms and conditions stated in this employment agreement (the “Agreement”), and wishes to obtain reasonable protection against unfair competition from Executive following a termination of employment and to further protect against unfair use of its confidential business and technical information; and Executive is willing to grant the Company the benefits of a covenant not to compete for these same purposes.

C.    Executive wishes to receive compensation from the Company for Executive’s continued services and desires to accept continued employment pursuant to the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the Company and Executive, each intending to be legally bound, hereby agree as follows:

1.            2005 Employment Agreement Termination.  The 2005 Employment Agreement is hereby terminated.

2.            Employment.  Subject to all of the terms and conditions of this Agreement, the Company hereby agrees to employ Executive as the Company’s Chief Executive Officer, President and Chief Operating Officer and Executive hereby accepts such employment, and agrees to serve the Company with undivided loyalty and to the best of his ability.  Executive shall report to and take direction from the Company’s Board of Directors.

3.            Term.  Unless terminated earlier according to the provisions of Section 7, Executive’s employment shall commence as of the Effective Date and shall continue for a period of two (2) years from the Effective Date (the “Term”).

4.            Duties.  Executive will devote substantially all of his business hours to and, during such time, make the best use of his energy, knowledge, and training in advancing the Company’s interests.  In addition, Executive may: (i) devote a reasonable amount of time and attention to civic, charitable, or social organizations; (ii) engage in such other activities as are specifically approved in writing by the Company’s Board of Directors (the “Board”); and (iii) make passive personal investments which do not conflict with the Company’s business.  Executive’s duties and responsibilities shall include, without limitation, assisting in the management of the Company’s routine day-to-day business operations, business development and servicing of client accounts, and such other duties and responsibilities as may be assigned by the Board or set forth in the Company’s Bylaws.

5.            Board of Director Position.  Executive will serve on the Board along with the other elected Directors of the Company for the term so elected by Company shareholders.   So long as Executive is Chief Executive Officer, the Board agrees to nominate Executive each year to serve as a Director of the Company.  In the event that the Executive is terminated or resigns his position from the Company for any reason, the Executive agrees to resign from his position on the Board and any and all boards of directors of any subsidiaries of the Company.

6.            Compensation.

(a)   Base Salary.  In consideration for Executive’s services under this Agreement, the Company hereby agrees to pay Executive an annual salary of One Hundred Ninety-Four Thousand Dollars ($194,000) (the “Base Salary”) effective October 1, 2006.  The Base Salary shall be paid on an at least monthly basis in accordance with the Company’s standard payroll procedures.  Notwithstanding the foregoing, to the extent that Actual Net Sales (as defined below) for a particular fiscal quarter  is 50% or less of Budgeted Net Sales (as defined below) for such period, then the Base Salary for the next fiscal quarter shall be reduced by the percentage that Actual Net Sales is less than Budgeted Net Sales.

(b)   Bonus.  During each year of the Term, Executive is eligible for an annual bonus of up to 100% of the Base Salary for such fiscal year of the Company (the “Bonus”).  The Bonus will be broken down into two components:  a non-discretionary bonus (the “Non-Discretionary Bonus”) and a discretionary bonus (the “Discretionary Bonus”) as set forth below.  The Bonus compensation is a gross bonus subject to withholding for federal and state income taxes and all other required deductions.

(c)   Discretionary Bonus.  Executive shall be eligible for a Discretionary Bonus not to exceed 25% of Executive’s Base Salary for such fiscal year.  The Discretionary Bonus shall be paid in cash and shall be determined in the sole discretion of the Board’s Compensation Committee based upon Executive’s performance, and shall be paid to Executive within 90 days of fiscal year-end.

(d)   Non-Discretionary Bonus.  Executive shall be eligible for a Non-Discretionary Bonus not to exceed 75% of the Executive’s Base Salary for such fiscal year (“Maximum Non-Discretionary Bonus”).  The Non-Discretionary Bonus shall consist of two components:  (a) Net Sales Component and (b) Net Income Component.

(i)        Net Sales Component.

a.     35% of the Maximum Non-Discretionary Bonus shall be earned if the Company’s “Actual Net Sales” equals “Budgeted Net Sales” for a fiscal year.  For purposes of this Section, “Actual Net Sales” shall mean revenues of the Company for a given fiscal year, as reported for GAAP purposes, minus any returned Company products during such period.  For purposes of this Section, “Budgeted Net Sales” means budgeted revenues of the Company for a given fiscal year minus any budgeted returned Company products during such period, as agreed to by Executive and the Board.

By way of example, for Fiscal 2007, Executive’s Base Salary is $194,000.  If the Company’s Actual Net Sales for Fiscal 2007 equals the Company’s Budgeted Net Sales for Fiscal 2007, this portion of Executive’s Non-Discretionary Bonus shall equal $50,925 (i.e., $194,000 x .75 x .35).

b.     To the extent that Actual Net Sales exceeds Budgeted Net Sales for a fiscal year, Executive shall be entitled to receive 2% of Base Salary for each 1% that Actual Net Sales exceeds Budgeted Net Sales for such period (the “Incremental Net Sales Bonus”).  In no event shall the Incremental Net Sales Bonus exceed 15% of the Maximum Non-Discretionary Bonus potential for a given fiscal year.

c.     Performance Under Budget.  To the extent that Budgeted Net Sales exceeds Actual Net Sales for a fiscal year, the Net Sales Component of the Non-Discretionary Bonus for such period shall be adjusted by reducing the Net Sales Component that would have been earned for such fiscal year had the Company’s Actual Net Sales equaled the Company’s Budgeted Net Sales for such fiscal year, proportionately by the percentage that Budgeted Net Sales exceeds Actual Net Sales for such fiscal year.  Notwithstanding the foregoing, no Net Sales Component of the Non-Discretionary Bonus shall be paid or earned for a given fiscal year to the extent that Actual Net Sales is less than 80% of Budgeted Net Sales for a given fiscal year.

(ii)    Net Income Component.

a.       35% of the Maximum Non-Discretionary Bonus shall be earned if the Company’s “Actual Net Income” equals “Budget Net Income” for a given fiscal year.  For purposes of this Section, “Actual Net Income” shall mean net income of the Company for a given fiscal year as reported for GAAP purposes.  For purposes of this Section, “Budgeted Net Income” means projected net income of the Company for a given fiscal year, as agreed to in advance of such fiscal year by Executive and the Board.

By way of example, for Fiscal 2007, Executives Base Salary is $194,000.  If the Company’s Actual Net Income for Fiscal 2007 equals the Company’s Budgeted Net Income, this portion of Executive’s Non-Discretionary Bonus shall equal $50,925(i.e., $194,000 x .75 x .35).

b.    To the extent that Actual Net Income exceeds Budgeted Net Income for a given period, Executive shall be entitled to receive 1% of Base Salary for each 10% that Actual Net Income exceeds Budgeted Net Income (the “Incremental Net Income Bonus”).  In no event shall the Incremental Net Income Bonus exceed 15% of the Maximum Non-Discretionary Bonus potential for a given fiscal year.

c.    Performance Under Budget.  To the extent that Budgeted Net Income exceeds Actual Net Income for a fiscal year, the Net Income Component of the Non-Discretionary Bonus for such fiscal year shall be adjusted by reducing the Net Income Component that would have been earned for such fiscal year had the Company’s Actual Net Income equaled the Company’s Budgeted Net Income for such fiscal year, proportionately by the percentage that Budget Net Income exceeds Actual Net Income.  Notwithstanding the foregoing, no Net Income Component of the Non-Discretionary Bonus shall be paid or earned for a fiscal year to the extent that Actual Net Income is less than 80% of Budgeted Net Income for a fiscal year.

(iii)   Non-Discretionary Payment.

a.     The Non-Discretionary Bonus for a fiscal year shall be paid within 10 days of the filing of the Form 10-KSB for such fiscal year.  Upon agreement of the Executive and the Compensation Committee of the Board, up to 50% of the Non-Discretionary Bonus may be paid to Executive in the form of restricted  shares of Common Stock of the Company.  Executive understands that the Company has no obligation to register such shares and, accordingly, such shares must be sold in compliance with applicable federal and state securities laws and Company policy, including Rule 144 of the Securities Act of 1933, as amended, in addition; federal and state insider trading laws and the Company’s Insider Trading Policy.  The balance shall be paid in cash.

(e)   Benefits.  Executive shall be entitled to the employee benefits as provided by the Company to its management team.  The Company reserves the right, in its sole discretion, to alter the terms of such benefits at any time and from time to time.

(f)    Reimbursement.  The Company shall reimburse Executive for all reasonable out-of-pocket business expenses incurred by Executive on the Company’s behalf; provided, however, that Executive properly accounts to the Company for all such expenses in accordance with the rules and regulations of the Internal Revenue Service under the Internal Revenue Code of 1986, as amended, and in accordance with any standard policies of the Company relating to reimbursement of business expenses as such policies exist or may be implemented in the future.

7.   Termination.  Prior to the expiration of the Term, this Agreement may be terminated under the provisions of this Section 7.

(a)   Voluntary Termination.  Executive may voluntarily terminate his employment hereunder for any reason and at any time after giving at least 30 days’ prior written notice thereof to the Board.  Upon such a voluntary termination, Executive shall have no further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; (ii) any accrued Bonus earned pursuant to Section 6(d) with respect to the period prior to the effective date of termination; and (iii) reimbursement of expenses to which Executive is entitled under Section 6(f).

(b)   Termination Without Cause.

(i)      Except as provided in Section 7(b)(ii), if the Company terminates this Agreement without Cause, Executive shall have the right to receive:  (i) any unpaid Base Salary with respect to the period prior to the effective date of termination; (ii) reimbursement of expenses to which Executive is entitled under Section 6(f); (iii) Executive’s then-current Base Salary for an 18 month period after the date of such termination (the “Severance Payment”), payable over an 18 month period in the same manner as Base Salary is paid; and (iv) any accrued Bonus earned pursuant to Section 6(d) with respect to the period prior to the effective date of termination.  The right to receive (iii) and (iv) above shall be conditioned upon the Company receiving a full release from Executive in a form reasonably acceptable to the Company.

(ii)    In the event (a) there is Change of Control and (b) the Company terminates this Agreement without cause, the Executive shall have the right to receive (i), (ii), (iii) and (iv) as indicated in Section 7(b)(i) above, provided, however, the Severance Payment shall be for a 24 month period payable over a 24 month period.  For purposes of this Agreement, a reduction in Executive’s Base Salary by the Company during the Term, except as provided for herein,  occurring within twelve (12) months after a Change of Control of the Company shall constitute a Termination without Cause under this Section 7(b).  “Change of Control” shall mean the occurrence of any of the following:  (i)  the acquisition (other than from the Company directly) by any person, entity or group, within the meaning of § 13(d) or 14(d) of the Securities Exchange Act of 1934, of beneficial ownership of twenty-five (25%) percent or more of the outstanding shares of the Company’s common stock; (ii)  a merger, reorganization or consolidation whereby the shareholders of the Company immediately prior to such merger, reorganization or consolidation do not, immediately after consummation of such merger, reorganization or consolidation own more than fifty (50%) of the voting stock of the surviving entity; or (iii) the liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company.  The right to receive such payments above shall be conditioned upon the Company receiving a full release from Executive in a form reasonably acceptable to the Company.

(c)   Termination For Cause.  The Company may terminate Executive’s employment and all of the Company’s obligations under this Agreement at any time for “Cause” (as defined below) by giving notice to Executive stating the basis for such termination.  Any Termination under this Section 7(c) shall be effective immediately upon delivery of the above-described notice or at such other time thereafter as the Company may designate in the notice.  For “Cause” shall mean any of the following: (i) dishonesty, fraud, or material and deliberate injury or attempted injury, in each case related to the Company or its business; (ii) Executive’s conviction of a felony; or (iii) Executive’s continued failure to satisfactorily perform the duties assigned to him pursuant to Section 4 of this Agreement for a period of 30 days after a written demand by the Board for such satisfactory performance, which demand specifically identifies the manner in which it is alleged that Executive has not satisfactorily performed such duties.

If Executive’s employment is terminated for Cause, Executive shall have no further rights against the Company hereunder, except for the right to receive: (i) any unpaid Base Salary with respect to the period prior to the effective date of termination and (ii) reimbursement of expenses to which Executive is entitled under Section 6(f).

8.   Confidentiality and Noncompetition.

(a)   Confidentiality.  As used in this Section 8, “Confidential Information” means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary, but shall not include any information known by Executive prior to the Effective Date.  Any information that Executive reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether the Executive or others originated it and regardless of how the Executive obtained it).

Except as specifically permitted by an authorized officer of the Company or by written Company policies, Executive will not, either during or after his employment by the Company, use Confidential Information for any purpose other than the business of the Company or disclose it to any person who is not also an executive of the Company unless authorized by the Board.  When Executive’s employment with the Company ends, Executive will promptly deliver to the Company all records and any compositions, articles, devices, apparatuses and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in Executive’s possession, regardless of who prepared them and will promptly deliver any other property of the Company in Executive’s possession (all such foregoing items, the “Materials”), whether or not Confidential Information.  The foregoing sentence shall not apply to any Materials produced by Executive prior to the Effective Date.

(b)   Competitive Activities.  Executive agrees that, during the Term and for an eighteen-month period afterwards, Executive will not alone or in any capacity with another entity:  directly engage in any commercial activity that competes with the Company’s Business (as defined below) within any state in the United States or within any country in which the Company directly markets or services products or intends to market or service products.

Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 8(b) shall apply in the event that the Executive is terminated without cause for so long as Executive is receiving installments of the Severance Payment.  In addition, this Section 8 shall not apply to any activity of the Executive from and after such time as the Company (i) shall have ceased all Business activities for a period of 60 days, or (ii) shall have made a decision through its Board not to continue, or shall have ceased for a period of 60 days, the Company’s Business activities.

For purposes of this Section 8, “Business” shall mean the design, manufacture, distribution, sale or marketing of emergency parachute recovery systems for use with recreational, general and commercial aviation aircraft and unnamed aircraft or any activity involving or relating thereto.

9.            Conflicts of Interest.  Executive agrees that he will not, directly or indirectly, transact business with the Company personally, or as agent, owner, partner or shareholder of any other entity; provided, however, that any such transaction may be entered into if approved by the Board so long as Executives ownership or relationship is disclosed to or otherwise known by the Board.

10.         General Provisions.

(a)   Successors and Assigns.  This Agreement is binding on and inures to the benefit of the Company’s successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement; provided, however, that the Company may assign this Agreement only in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business.

(b)   Amendment.  This Agreement may be modified or amended only by a written agreement signed by both the Company and Executive.

(c)   Governing Law and Forum.  The laws of Minnesota will govern the validity, construction, and performance of this Agreement.  Any legal proceeding related to this Agreement will be brought in an appropriate Minnesota court, and both the Company and Executive hereby consent to the exclusive jurisdiction of Minnesota courts for this purpose.

(d)   Construction.  Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law.  If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid.  The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

(e)   No Waiver.  No failure or delay by either the Company or Executive in exercising or enforcing any right or remedy under this Agreement will waive any provision of the Agreement.  Nor will any single or partial exercise by either the Company or Executive of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

(f)    Captions.  The headings in this Agreement are for convenience only and shall not affect this Agreement’s interpretation.

(g)   References.  Except as otherwise required or indicated by the context, all references to Sections in this Agreement refer to Sections of this Agreement.

(h)   Entire Agreement.  This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

(i)    Notices.  All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered or sent by registered or certified first class mail, postage prepaid, and shall be effective upon delivery if hand delivered, or three days after mailing if mailed to the addresses stated below.  These addresses may be changed at any time by like notice:

If to the Company:	Ballistic Recovery Systems, Inc.
300 Airport Road
South St. Paul, MN 55075
Attention: Chairman of the Board

If to Executive:	Larry Williams

(j)    Counterparts.  This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement binding on all parties.  Each party shall become bound by this Agreement immediately upon signing any counterpart, independently of the signature of any other party.  In making proof of this Agreement, however, it will be necessary to produce only one copy signed by the party to be charged.

Signature Page Follows

IN WITNESS WHEREOF, the undersigned Executive and the Company have executed this Agreement effective as of the Effective Date.

Ballistic Recovery Systems, Inc.
a Minnesota corporation

By	/s/ Boris Popov
Boris Popov, Chairman of the Compensation
Committee of the Board

/s/ Larry Williams
Larry Williams